                AMENDMENT NO. 9 TO FUND PARTICIPATION AGREEMENT
                              JANUS ASPEN SERIES
                      (INSTITUTIONAL AND SERVICE SHARES)

   This Amendment (the "Amendment") to the Agreement (as defined below) is made as of November 17, 2014 between Janus Aspen Series, an open-end management investment company organized as a Delaware statutory trust (the "Trust"), and MetLife Insurance Company USA, formerly known as MetLife Insurance Company of Connecticut, a life insurance company organized under the laws of the State of Delaware (the "Company").

                                  BACKGROUND
                                  ----------

   A. The Trust and the Company are parties to a Fund Participation Agreement dated May 1, 2000, as amended (the "Agreement").

   B. Effective following the close of business on November 14, 2014, MetLife Investors USA Insurance Company ("MLI USA") will merge into the Company. The Company's name will then change to MetLife Insurance Company USA.

   C. The parties wish to amend the Agreement as set forth below.

                                   AMENDMENT
                                   ---------

   For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

   1. The name of the Company in the Agreement shall change from MetLife Insurance Company of Connecticut to MetLife Insurance Company USA.

   2. Institutional Shares shall be added to the Agreement. All references in the Agreement to "Shares" shall now refer to Institutional and Service Shares.

   3. Schedule A of the Agreement shall be deleted in its entirety and replaced with the Schedule A attached hereto.

   4. The Fund Participation Agreement between the Trust and MLI USA dated December 1, 1997, as amended, shall terminate as of the effective date of this Amendment.

   5. The following shall be added to the end of Section 1.7 of the Agreement:

      "If the Trust provides the Company with materially incorrect share net asset value information, the Trust shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. The Trust shall make the determination as to whether an error in net asset value has occurred and is a material error in accordance with its own internal policies, which are consistent with SEC materiality guidelines.

Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Company."

   6. The following shall be added to the end of Article I:

       "1.10 (a) All orders accepted by the Company shall be subject to the terms of the then current prospectus of each Portfolio, including without limitation, policies regarding excessive trading. The Company shall use its best efforts, and shall reasonably cooperate with, the Trust to enforce stated prospectus policies regarding transactions in Shares, particularly those related to excessive trading and short-term trading. The Company acknowledges that orders accepted by it in violation of the Trust's stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or Contract or Account as a result of such cancellation. The Trust or its agent shall notify the Company of such cancellation prior to 12:00 p.m. Eastern Time on the next following Business Day after any such cancellation.

          (b) The Company acknowledges and agrees that all orders for Shares are subject to acceptance or rejection by the Trust in its sole discretion and the Trust may, in its discretion and without notice, suspend or withdraw the sale of Shares of any Fund, including the sale of such Shares to the Company for the account of any Contract owner. In addition, the Company acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors.

       1.11 The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding "forward pricing" and the handling of mutual fund orders on a timely basis. As evidence of its compliance, the Company shall:

          (a) permit the Trust or its agent to audit its operations, as well as any books and records preserved in connection with its provision of services under this Agreement; or

          (b) provide the Trust with the results of a Statement on Standards for Attestation Engagements No. 16 (SSAE-16) review or similar report of independent auditors upon request; or

          (c) provide, upon request, certification to the Trust that it is following all relevant rules, regulations, and internal policies and procedures regarding "forward pricing" and the handling of mutual fund orders on a timely basis."

   7. The following shall be added to the end of Article III:

       "3.12 The Company is, and shall carry out its activities under this Agreement, in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56. The Company further represents that it has policies and procedures in place to detect money laundering and terrorist financing, including the reporting of suspicious activity.

       3.13 The Company is a "financial intermediary" as defined by Rule 22c-2 of the 1940 Act (the "Rule"), and has entered into an appropriate agreement with the Trust or one of its affiliates pursuant to the requirements of The Rule."

    8.  Article VII shall be revised as follows:

        "If to the Trust:

        Janus Aspen Series
        151 Detroit Street
        Denver, CO 80206
        Attn: Chief Legal Counsel

        If to the Company:

        MetLife
        One Financial Center, 20th Floor
        Boston, MA 02111
        Attn: Law Department"

    9.  The Agreement, as amended by this Amendment, is ratified and confirmed.

    10. This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

JANUS ASPEN SERIES                         METLIFE INSURANCE COMPANY USA

By:    /s/ Stephanie Grauerholz            By:    /s/ Karen A. Johnson
       ----------------------------------         ---------------------------------
Name:  Stephanie Grauerholz                Name:  Karen A. Johnson
Title: Vice President                      Title: Vice President

                                  Schedule A
                                  ----------

                  Separate Accounts and Associated Contracts
                  ------------------------------------------

 SEPARATE ACCOUNTS                      PRODUCTS
 -------------------------------------- --------------------------------------
 MetLife of CT Separate Account Eleven  Gold Track
 for Variable Annuities                 Gold Track Select
                                        Gold Track Select - NY Plans
                                        Marquis Portfolios
                                        MetLife Retirement Account
                                        Universal Annuity
                                        Universal Annuity Advantage
                                        Universal Select Annuity
                                        Vintage Access
                                        Vintage II
                                        Vintage II (Series II)
                                        Vintage 3
                                        Vintage L
                                        Vintage XTRA
                                        Vintage XTRA (Series II)

 MetLife of CT Separate Account QPN     Blueprint I Unregistered
 for Variable Annuities                 Blueprint II Unregistered
                                        MetLife Retirement Perspectives
                                        PrimeBuilder I Unregistered
                                        PrimeBuilder II Unregistered
                                        Unallocated Group Variable Annuity
                                        Unregistered Gold Track
                                        Unregistered Gold Track Express
                                        Unregistered Gold Track VSP

 MetLife of CT Fund UL for Variable     MarketLife
 Life Insurance                         Variable Life
                                        Variable Life Accumulator
                                        Variable Life Accumulator (Series II)
                                        Variable Life Accumulator (Series III)
                                        Variable Survivorship Life
                                        Variable Survivorship Life II

 MetLife of CT Fund UL III for Variable COLI 1
 Life Insurance                         COLI 2000
                                        COLI III
                                        COLI IV
                                        Corporate Select

 MetLife of CT Separate Account CPPVUL1 COLI PPVL

 MetLife Investors USA Separate         Group Flexible Payment Variable
 Account A                              Annuity (Sunshine SF 236)